EXHIBIT 5.1

                                April 26, 2004



(213) 229-7000
                                                               C 12165-00087
(213) 229-7520

California Amplifier, Inc.
1401 North Rice Avenue
Oxnard, CA 93030

      Re:	Registration Statement on Form S-8

Ladies and Gentlemen:


      We have examined the Registration Statement on Form S-8 (the "Registration Statement") of California Amplifier, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of 460, 726 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), subject to issuance by the Company under the Vytek Wireless, Inc. 2000 Stock Option Plan, as amended (the "Plan") assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of December 23, 2003, among the Company, Mobile Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition Sub"), and Vytek Corporation, a Delaware corporation. All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

      For the purpose of the opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock, including such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

      On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (assuming that the Registration Statement has become effective pursuant to provisions of the Securities Act and subject to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable) the Common Stock has been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

      We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

      We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                    Very truly yours,

                                    /s/ Gibson, Dunn & Crutcher LLP
                                    -------------------------------
                                    GIBSON, DUNN & CRUTCHER LLP